UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2021
FASTLY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38897	27-5411834
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

475 Brannan Street, Suite 300
San Francisco, CA 94107
(Address of principal executive offices) (Zip code)
(844) 432-7859
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00002 par value	“FSLY”	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03. Material Modification of Rights of Security Holders.

On July 12, 2021, all outstanding shares of Class B common stock, par value $0.00002 per share, automatically converted into the same number of shares of Class A common stock, par value $0.00002 per share, pursuant to the terms of the Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (collectively, the “Certificate”) of Fastly, Inc. (the “Company”). No additional Class B shares will be issued following such conversion.

The conversion occurred pursuant to Article IV(D)(7) of the Certificate, which provided that each one share of Class B common stock would convert automatically, without any further action, into one share of Class A common stock, par value $0.00002 per share, at 5:00 p.m. New York City time on the first trading day falling nine months after the date on which the outstanding shares of Class B common stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A common stock and Class B common stock.

Also, in accordance with Article IV(D)(10) of the Certificate, and as required by Section 243 of the Delaware General Corporation Law, on July 12, 2021, the Company filed a certificate with the Secretary of State of the State of Delaware effecting the retirement of the shares of Class B common stock that were issued but not outstanding following the conversion (the “Certificate of Retirement”). Pursuant to Section 243 of the DGCL, the filing of the Certificate of Retirement had the effect of amending the Certificate of Incorporation such that, upon the effectiveness of the Certificate of Retirement, the Company’s total number of authorized shares of capital stock has been reduced by the number of retired shares of Class B Common Stock.

The conversion had the following effects, among others, on the holders of shares of Class B common stock:

Voting Power. Prior to the conversion, holders of shares of Class B common stock were entitled to cast ten votes per share on any matter submitted to a vote of the Company’s stockholders. As a result of the conversion, all prior holders of Class B common stock who now hold Class A common stock have only one vote per share on all matters subject to a stockholder vote. In addition, the provisions of the Certificate and Delaware law that entitled the holders of shares of Class A and Class B common stock, in certain circumstances, to separate class voting rights are no longer applicable as a result of the conversion.

Economic Interests. The conversion had no impact on the economic interests of holders of shares of Class B common stock, including with regard to dividends, liquidation rights, treatment in connection with a change of control or merger transaction and redemption.

Capitalization. The conversion had no impact on the total number of the Company’s issued and outstanding shares of capital stock because the shares of Class B common stock converted into an equivalent number of shares of Class A common stock. However, the Company’s total number of authorized shares of capital stock was reduced from 1,104,129,050 to 1,014,191,275 to account for the elimination of the 89,937,775 shares of Class B common stock that were issued prior to the conversion. The Company’s authorized capital stock consists of 1,000,000,000 shares of Class A common stock, 4,191,275 shares of Class B common stock and 10,000,000 shares of preferred stock, par value $0.00002 per share. The Company’s Certificate prohibits the further issuance of any shares of Class B common stock.

Resale of Common Stock. Shares of Class A common stock may be sold in the same manner as such shares and shares of Class B common stock were previously sold prior to the conversion. The Company’s affiliates and holders of any shares that constitute restricted securities will continue to be subject to the restrictions specified in Rule 144 promulgated under the Securities Act of 1933, as amended.

Equity Incentive Plans. Upon conversion outstanding options denominated in shares of Class B common stock issued under any of the Company’s equity incentive plans remained unchanged, except that they now represent the right to receive shares of Class A common stock.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As described under Item 3.03, on July 12, 2021, the Company filed the Certificate of Retirement with the Secretary of State of the State of Delaware to retire and cancel the shares of Class B common stock that were issued but not outstanding following the conversion.

The foregoing description of the Certificate of Retirement is a summary only and is qualified in its entirety by reference to the full text of the Certificate of Retirement, a copy of which is attached as Exhibit 3.1 hereto, and the Certificate, a copy of which is attached as Exhibit 3.2 hereto, which are incorporated by reference into this Item 5.03.

Item 8.01. Other Events.

In connection with the conversion, the Company’s Class A common stock will continue to trade on The New York Stock Exchange under the ticker symbol “FSLY” and will maintain the same CUSIP number previously assigned to the Class A common stock.

Item 9.01                   Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Exhibit Description

3.1	Certificate of Retirement
3.2	Amended and Restated Certificate of Incorporation
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTLY, INC.

Dated:	July 12, 2021	By:	/s/ Adriel Lares
Adriel Lares
Chief Financial Officer